             SCHEDULE 14A - INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

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       240.14a-12


                              NEMATRON CORPORATION
                              --------------------
                (Name of Registrant as Specified in its Charter)


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(Amended by Sec Act Rel No. 7331; Exch Act Rel No. 37692, eff. 10/7/96.)

                              NEMATRON CORPORATION

                              5840 INTERFACE DRIVE
                            ANN ARBOR, MICHIGAN 48103

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



To Our Shareholders:

         Notice is hereby given that the Annual Meeting of Shareholders of Nematron Corporation (the "Company") will be held at the Company's main offices, 5840 Interface Drive, Ann Arbor, Michigan 48103 on Tuesday, March 30, 1999 at 10:00 a.m. for the following purposes:

         1.   To elect two directors,

         2. To approve the potential issuance of approximately 7,313,333 shares of Common Stock pursuant to a capital raising transaction in accordance with Nasdaq rules,

         3. To approve a proposal to amend the Articles of Incorporation to increase the number of authorized shares of Common Stock to 30,000,000,

         4. To approve a proposal to amend the Articles of Incorporation to declassify the Board of Directors and reduce the terms of the directors from three years to one year,

         5.   To approve the Nematron Corporation Long-Term Incentive Plan, and

         6. To vote upon such other matters as may properly come before the meeting or any adjournment thereof.


         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         Only shareholders of record at the close of business on February 18, 1999 are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

         You are invited to attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting, please complete, date and sign the enclosed proxy and return it promptly in the enclosed postage-paid envelope. The proxy is revocable and will not affect your right to vote in person if you attend the Annual Meeting.


By Order of the Board of Directors,

   /S/ DAVID P. GIENAPP
-----------------------------------
David P. Gienapp
Secretary

Ann Arbor, Michigan
February 24, 1999

                              NEMATRON CORPORATION
                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MARCH 30, 1999

                                 PROXY STATEMENT


         The accompanying proxy is solicited on behalf of the Board of Directors of Nematron Corporation, a Michigan corporation (the "Company"), for use at the Annual Meeting of Shareholders of the Company to be held at the Company's main offices, 5840 Interface Drive, Ann Arbor, Michigan 48103 on Tuesday, March 30, 1999 at 10:00 a.m. (the "Annual Meeting") or at any adjournment thereof. This Proxy Statement and the accompanying form of proxy will be first given or sent to shareholders on or about February 26, 1999.

         Only holders of record of Common Stock of the Company at the close of business on February 18, 1999 (the "Record Date") are entitled to vote at the meeting or any adjournment thereof. On the Record Date, 5,353,316 shares of Common Stock were issued and outstanding and are entitled to vote at the Annual Meeting. Shareholders of record on the Record Date are entitled to one vote for each share of Common Stock held of record on any matter that may properly come before the Annual Meeting. Shares cannot be voted at the Annual Meeting unless the holder is present in person or represented by proxy. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock on the Record Date is necessary to constitute a quorum at the Annual Meeting.

         Shares represented by a proxy in the accompanying form, unless previously revoked, will be voted at the Annual Meeting in accordance with the specifications made if the proxy, properly executed, is received by the Company before the close of business on March 29, 1999. Shares represented by a proxy received after that time will be voted if the proxy is received by the Company in sufficient time to permit the necessary examination and tabulation of the proxy before a vote is taken. IF NO SPECIFICATIONS ARE MADE IN ANY PROXY, THE SHARES REPRESENTED THEREBY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR EACH OF THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT. The Board of Directors does not intend to present any other matters at the Annual Meeting. However, should any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their best judgment. Shareholders who execute a proxy in the accompanying form may revoke the proxy at any time before it is exercised by giving written notice to the Secretary of the Company bearing a later date than the proxy, by submitting a later-dated proxy, or by voting the shares represented by such proxy in person at the Annual Meeting.

         For purposes of determining the number of votes cast with respect to the election of directors, only those cast "for" are included. The number of votes cast on the other proposals is determined by counting the votes cast "for" and "against". Abstentions are counted only for purposes of determining whether a quorum is present at the Annual Meeting. Broker non-votes are not counted for any purpose.

         The cost of soliciting proxies will be borne by the Company. In addition to the solicitation by mail, proxies may be solicited in person or by telephone or facsimile by officers, directors and employees of the Company. Such officers, directors and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. The Company will reimburse brokerage houses, custodians, nominees and fiduciaries for their expenses in mailing proxy material to principals.

                       MATTERS TO COME BEFORE THE MEETING


                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

         The Company's Articles of Incorporation divide the directors into three classes, the terms of which expire as set forth below. At each annual meeting, the shareholders of the Company elect to three-year terms directors to replace those directors whose terms expire at that annual meeting. The term of office of each director elected at this year's Annual Meeting will continue until the 2002 Annual Meeting and until his successor has been elected and qualified, or until his earlier resignation or removal. If Proposal 4 is approved by shareholders, the terms of all of the Company's directors, including the directors elected at the Annual Meeting, will expire at the 2000 Annual Meeting. See "Proposal 4 - Amendment to the Company's Articles of Incorporation to Declassify the Board of Directors". The election of directors requires a plurality of the votes cast. The Board of Directors recommends a vote FOR each of the nominees for election. Proxies will be voted FOR the election of the nominees unless the specification is marked on the proxy indicating that authority to do so is withheld.

         The following sets forth information as to each nominee for election at the Annual Meeting and each director continuing in office, including his age, present principal occupation, other business experience during the last five years, directorships in other publicly-held companies and period of service as a director of the Company. If, as a result of circumstances not known or foreseen, any of the nominees shall be unavailable to serve as a director, the proxies may be voted for any such substitute nominees as the Board of Directors may select.

NOMINEES FOR ELECTION FOR A TERM EXPIRING IN 2002

         Hugo E. Braun, 40, became a director in March 1996. Mr. Braun is a partner with Access Ventures, an investment fund manager, where he has been employed since 1989.

         Matthew S. Galvez, 43, became a director in August 1998 upon his joining the Company as its Chief Operating Officer. On October 1, 1998, Mr. Galvez was appointed to the office of the President of the Company. Mr. Galvez served as Chief Executive Officer of ISDA & Co., a privately held apparel company, from June 1994 until June 1998. From 1990 until June 1994, Mr. Galvez was a director and Chief Financial Officer of Manufacturers Products Corporation, a supplier of plastic products to the automotive industry. In 1994 he became Chief Executive Officer of that company as well. Prior to 1990, Mr. Galvez was Executive Vice President-Corporate Operations and General Counsel to General CAD/CAM, Inc. ("GCI") in Schenectady, New York. GCI is a developer and supplier of graphics translation software for the industrial marketplace.


DIRECTORS WHOSE TERMS EXPIRE 2001

         Garnel F. Graber, 67, became a director in February 1993 at the time of the Company's spin-off from Interface Systems, Inc. and served as Chairman of the Board of Nematron until March 1996. Mr. Graber is a retired executive of, and is the current Chairman of the Board of Directors of, Applied Dynamics International, a computer firm specializing in high speed simulation. Mr. Graber served as Chief Executive Officer of Applied Dynamics for more than five years prior to his retirement in 1994. Mr. Graber also serves as Chairman of the Board of Interface Systems, Inc.

         Michael L. Hershey, 60, became a director in March 1995 at the time the Company merged with Imagination Systems, Inc. Mr. Hershey had served as a member of the Board of Directors and Secretary of Imagination Systems, Inc. Mr. Hershey has been the President and Chairman of the Board of Directors of Landis Associates, Inc., an investment management company, since its formation in 1986.

DIRECTORS WHOSE TERMS EXPIRE IN 2000

         Joseph J. Fitzsimmons, 64, became a director in March 1997. Mr. Fitzsimmons is a retired executive of Bell & Howell Company and University Microfilms International ("UMI"), a subsidiary of Bell & Howell. From January 1994 through June 1995 when he retired, Mr. Fitzsimmons was Corporate Vice President of Bell & Howell and Chairman of UMI. From March 1987 through December 1993, Mr. Fitzsimmons was Corporate Vice President of Bell & Howell and President and Chief Executive Officer of UMI, a leading provider of technology services to libraries and other organizations regarding acquiring, preserving and distributing literature. Mr. Fitzsimmons is a member of the Board of Directors of First of America Bank Corporation, a Midwest bank holding company owned by National CityBank. Mr. Fitzsimmons is a past Chairman of the Information Industry Association and was the Vice-Chairman of the White House Conference on Libraries and Information Services in 1991.

         James A. Nichols, 53, a retired executive of Ford Motor Company, became a director in December 1998. From 1981 to 1991, Mr. Nichols was a Senior Attorney in the Corporate Transactions Department of Ford's Office of the General Counsel. From 1991 to the present, Mr. Nichols has been the founder and the Chairman of the Board of Surgical Instrument Repair Service, Inc., a partnership with Allegiance Healthcare Corporation, a public company, that engages in the repair and management of surgical instruments and equipment at health care providers in North America. From 1993 to 1998, Mr. Nichols served as corporate secretary and a director of Liberty BIDCO Investment Corporation, a Michigan-based mezzanine finance company. Mr. Nichols was president and sole owner of Sterilization Management Group, LLC, a provider of reusable sterile products to hospitals, from 1997 to 1998 when the company was sold to Teleflex Corporation, a public company. From 1991 to the present, Mr. Nichols has been president and sole owner of Nichols & Associates, P.C., attorneys practicing in the area of international commercial law.

         Stephen E. Globus, 52, became a director in December 1998. He has been Chairman of the Board of Globus Growth Group, Inc., a Manhattan - based venture capital company specializing in providing startup and seed capital, since 1984. He is also a director of Plasmaco, Inc., a flat computer screen manufacturer owned by Matsushita (Panasonic). Mr. Globus is the founder of several privately held biotechnology companies, including Kimeragen, Inc., NuGene Technologies, Inc., Thermaphore Sciences, Inc. and Genitope, Inc.

         Messrs. Nichols and Globus were appointed to the Board in connection with their purchase of certain convertible promissory notes from the Company. See "Proposal 2 - Approval of the Issuance of Shares of Common Stock - Change in Board of Directors."

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

         The Board met thirty-two times during the year ended September 30, 1998. Each current director attended at least 75% of the total number of meetings of the Board and committees of the Board on which he served during fiscal 1998. The Board has a standing Audit Committee, Nominating Committee and Organization and Compensation Committee.

         The Audit Committee met once in fiscal 1998. The Audit Committee meets with the Company's independent accountants to review the adequacy of the Company's internal control systems and financial reporting procedures; reviews the general scope of the Company's annual audit and the fees charged by the independent accountants; and reviews and monitors the performance of non-audit services by the Company's auditors. The members of the Audit Committee are Messrs. Braun (Chairman), Fitzsimmons, Hershey and Nichols.

         The Nominating Committee met once during fiscal 1998. The Nominating Committee identifies and reviews potential members of the Board and nominates persons to the Board to serve as Board members. The Nominating Committee presently consists solely of Mr. Hershey (Chairman).

         The Organization and Compensation Committee met twice during fiscal 1998. The Organization and Compensation Committee administers the Company's Restricted Stock Plan and the 1993 Stock Option Plan, determines compensation issues for officers, and determines compensation issues for non-employee directors that do not involve the Company's equity securities. The current members of the Organization and Compensation Committee are Messrs. Graber (Chairman), Globus, and Nichols.

EXECUTIVE OFFICERS

         The executive officers of the Company as of the date of this Proxy Statement are listed and described below. Executive officers of the Company serve at the pleasure of the Board of Directors.

Name                       Offices                                              Age
----                       -------                                              ---
Matthew S. Galvez          President and Chief Operating Officer                43

David P. Gienapp           Vice President - Finance and Administration,
                           Secretary and Treasurer                              50

         See "Nominees for Election For A Term Expiring in 2002" for further information concerning Mr. Galvez.

         David P. Gienapp has been the Vice President - Finance and Administration and Treasurer of the Company since joining the Company in September 1994 and has served as Secretary since March 1996. Mr. Gienapp served as a director of the Company from March 1995 until August 1998. Prior to joining the Company, Mr. Gienapp spent over 20 years with Deloitte & Touche LLP, a certified public accounting firm.


                                   PROPOSAL 2
               APPROVAL OF THE ISSUANCE OF SHARES OF COMMON STOCK

         The Board of Directors of the Company has approved, and is proposing that shareholders approve, the issuance of approximately 7,313,333 shares of Common Stock pursuant to a private placement capital raising transaction, the first stage of which occurred in December 1998 and the second stage of which will be consummated promptly following approval of this Proposal 2 (the "Capital Transaction"). The Company entered into the Capital Transaction to alleviate a severe cash shortage and permit the Company to continue operations. The rules of the Nasdaq Stock Market require the Company to obtain shareholder approval of the issuance of the shares which may be issued pursuant to the Capital Transaction (in excess of the first 1,070,000 shares, for which no approval is required) prior to the issuance of such shares.

         Proposal 2 is the Board's proposal that the shareholders approve the issuance of shares of Common Stock pursuant to the Capital Transaction to the extent required by the rules of the Nasdaq Stock Market. Approval of Proposal 2 could result in the issuance of approximately 7.3 million shares of Common Stock, including shares issued pursuant to the Notes, upon exercise of Options and the Schwartz Option (capitalized terms are hereinafter defined), and pursuant to subscription agreements which are contingent on approval by the shareholders of this Proposal 2. The Board of Directors recommends a vote FOR this Proposal 2.

BACKGROUND

         In early 1998, the Company began seeking additional capital due to the losses reported for fiscal 1997 and the first quarter of fiscal 1998. In April 1998, the Company hired an investment banking firm to assist it in raising needed capital and in evaluating strategic business partners.

         Following the Company's April 28, 1998 announcement of potential reporting adjustments to its financial statements and the withdrawal of its independent auditors and their report on the audit of the 1996 and 1997 financial statements, Nasdaq suspended trading of the Common Stock. Potential partners and investors showed no interest in investing in the Company at a price reflective of the Company's intrinsic value, given the uncertainties surrounding the trading halt, the market value of the Common Stock, the shareholder suit filed soon after the April 28th announcement and the Company's financial position. Moreover, the Company's customers began questioning the financial viability of the Company and became reluctant to place new orders with the Company as its competitors used this news and rumors of the Company's financial demise to the Company's detriment.

         Faced with these attacks from its competitors and questions from its traditional customer base, sales slowed considerably, reducing receivables and inventory and, consequently, the borrowing base under the Company's bank credit line. The Company soon had fully utilized its existing credit line. Cash collections from the reduced sales and receivables were lower than necessary to sustain operations at previous levels. In an effort to preserve its dwindling cash resources, the Company was forced to delay paying its trade payables and to attempt to obtain extended terms from its vendors. Certain key vendors instead required the Company to pay cash upon delivery of components, which negatively affected the Company's production capability and worsened its cash shortage.

         After further negotiations during July and August 1998, the Company successfully arranged trade notes with approximately twenty vendors. The terms of those notes included fixed payments of the past due trade balance with interest over six to twelve months in return for the vendors' promises to continue their "cash on delivery" shipments. Due to the continuing cash shortage and despite the efforts of the Company's management and outside consultants, the Company was not able to keep current on the payments on these trade notes. Consequently, the Company was unable to secure all of the parts needed to fill customer orders, thereby further depressing sales, cash flow and its borrowing capacity.

         Because the Company's line of credit borrowings exceeded the applicable borrowing base limitation, the Company was forced to negotiate a temporary forbearance agreement with its principal bank lender through October 1998. The lender also informally agreed to work with the Company for a short time beyond the expiration of its forbearance agreement if the Company could demonstrate its ability to raise additional capital to repay the out-of-covenant borrowings and increase production.

         During the fourth quarter of fiscal 1998, the Company appointed a new chief operating officer who has extensive experience helping financially troubled businesses. After further analysis of the Company's cash needs and expected sales and costs, management determined early in the first quarter of fiscal 1999 that the Company needed to raise $1 million immediately and an additional $3 million in the second quarter of fiscal 1999 in order to continue operations. Management intensified its efforts to raise the needed capital, but was unable to find investors who were interested in investing in Common Stock at the current market price due to the Company's cash shortage, potential investor concerns regarding the Company's operating prospects and pending litigation and the low trading volume of the Common Stock.

         Despite the Company's financial difficulties, certain major customers and various other customers remained loyal to the Company, allowing the Company to generate a significant backlog of new orders. The Company also had secured a major contract from a large manufacturer which the Company expected to generate a significant amount of sales over the next 18 months. Due to the cash shortage and difficulties in raising additional capital, however, the Company was unable to purchase the components needed to fill the backlog in a timely manner. In addition, vendors who had agreed to finance outstanding accounts payable refused to ship components to the Company until overdue payments had been made, further hampering the Company's efforts to fill existing orders. These delays jeopardized not only the current backlog but also the Company's future business prospects.

         In mid-November 1998, the Company's bank lender began "sweeping" the cash in the Company's deposit account to reduce amounts outstanding under the bank credit line in excess of the borrowing base. The bank also insisted that the Company reduce the remaining excess borrowing immediately or it would no longer be willing to continue its forbearance. The bank indicated that it would be willing to extend its forbearance until January 31, 1999 if the Company raised $1 million of working capital immediately. However, the depletion of the cash reserves in the Company's deposit account severely threatened the Company's ability to pay its employees and continue operating.

         After months of intensive effort and negotiation, management identified several investors willing to invest in the Company on the terms set forth in the Notes (defined and described below), subject to the willingness of the Company's Board to appoint certain of the investors to the Board of Directors and subject to the Company's commitment to raise an additional $3 million during the second quarter of fiscal 1999.

         Through frequent meetings and informal contacts with management during the preceding eight months, the Board of Directors had been kept fully informed of the Company's financial position and strategic and capital raising efforts. With this extensive background information in mind, the Board met on

December 1, 1998 to consider the proposed transactions. Following a detailed explanation of (i) the current status of the Company's financial position and lack of working capital, (ii) the negotiations with potential investors and others who had been approached by management but who had responded negatively to a proposed investment in the Company and (iii) the Company's relationship with its bank lender and other creditors, the Board proceeded to consider the terms of the proposed issuance of Notes and potential alternatives available to the Company. The Board discussed, among other alternatives, (i) a potential merger with a privately-owned company in its industry, (ii) the liquidation of the Company's assets, (iii) a reorganization under the Federal Bankruptcy Code and
(iv) the postponement of the proposed transaction to allow the Company more time to locate an investment transaction with terms more favorable to the Company and its shareholders. In view of, among other factors, (i) the Company's pending backlog of orders which could provide immediate cash flow if filled, (ii) the urgency with which the Company needed to obtain capital in order to pay its employees and to pay its vendors to induce them to recommence shipments of components, (iii) the likely loss of vendor support and customer base if the Company were to seek bankruptcy protection and (iv) the likely depreciation in value of the Company's assets if they were to be liquidated or if the Company were to cease operating for even a short time, the Board determined that the proposed issuance of the Notes and the Options (defined and described below) the best available alternative to maximize the Company's value to its shareholders. Therefore, the Board unanimously approved (with Mr. Hershey abstaining) the terms of the Notes and the Options and the related transactions. Messrs. Globus and Nichols were not directors at the time of such approval and did not participate in the Board's discussions or deliberations.

         On January 12, 1999, following a detailed analysis of the Company's current financial position, the status of negotiations with the Company's bank lender and potential investors, and the improvement of the market value of the Common Stock, the Board of Directors approved the terms of the second stage of the Capital Transaction as well as an amendment to certain of the Notes containing Options (defined and described below) which amendment extended the expiration date of the Options and these Notes to expire on the earlier of April 30, 1999 and the fifth business day after receipt of shareholder approval of Proposal 2, and increased the exercise price per share from $.25 per share to $1.00 per share. The new price was determined by calculating the average closing price of the Company's Common Stock on the Nasdaq National Market for the 30 trading days prior to January 12, 1999, rounded to the nearest $0.25. The amendment was approved by the Board following conversations with shareholders and potential investors to determine their support for the proposed change.

DESCRIPTION OF CAPITAL TRANSACTION TERMS

         As of December 1, 1998, the Company executed and delivered convertible promissory notes (the "Notes") in the aggregate principal amount of $1 million to 18 investors in a private placement (collectively, the "Note Holders") as the first stage of the Capital Transaction. The Notes bear interest at the rate of seven percent (7%) per annum, are due and payable, with accrued interest, on March 31, 1999 (except as described below) and are not transferable without the Company's consent. The Notes may be paid by the Company, subject to the limitation described in the next sentence, with Common Stock valued at $.25 per share and are convertible by the Note Holders into Common Stock at $.25 per share (the "Conversion Price"). The Company is not required to issue more than 1,070,000 shares in connection with the payment and/or conversion of the Notes unless the issuance of any additional shares has been approved by the Company's shareholders to the extent required by applicable law, the Company's organizational documents or the rules of the Nasdaq Stock Market (the "Required Approval"). The Company is not aware of any Required Approval other than the approval of this Proposal 2. If the entire principal and accrued interest amount of the Notes is converted into or paid with Common Stock, the Company would be required to issue 4,093,333 million shares of Common Stock. Amounts due under the Notes which are not paid with or converted into Common Stock must be paid in cash on or before their due date. The Company intends to pay all of its obligations under the Notes with Common Stock if this Proposal 2 is approved by shareholders.

         The Company has agreed to file one registration statement under the Securities Act of 1933 with respect to the shares issued pursuant to the Notes. In addition, the Company has agreed not to solicit from third parties offers or solicitations of offers for the purchase of shares of Common Stock until the Required Approvals are received or rejected, but the Board of Directors may furnish information and may participate in discussions and negotiations through its representatives with persons who have sought the same if the failure to provide such information or participate in such negotiations or discussions would cause the directors to breach their fiduciary duties to the Company's shareholders under applicable law.

         In contemplation of the second stage of the Capital Transaction in which the Company was to raise an additional $3 million, five of the Note Holders, including Mr. Nichols, Mr. Globus and two of his affiliates and Mr. Hershey (on behalf of J. Eric May), expressed a willingness to invest additional funds in the Company's Common Stock and were granted, in connection with their purchase of Notes as of December 1, 1999, options to acquire additional Notes with an aggregate principal amount of $1,250,000 on or before January 31, 1999 (the "Options"). See "Certain Considerations" below. As of January 12, 1999, the terms of the Options were amended to provide that (i) the Options expire on the earlier of April 30, 1999 and the fifth business day after receipt of shareholder approval of Proposal 2, (ii) the Option holders together have the right to purchase a total of 1,250,000 shares of Common Stock, rather than Notes convertible into Common Stock (subject to receipt of the Required Approval) and
(iii) the exercise price of the Options is $1.00 per share, rather than $.25. The Notes held by these five investors were also amended to extend the maturity of the Notes from March 31, 1999 to coincide with the termination of the Options -- the earlier of April 30, 1999 and the fifth business day after receipt of shareholder approval of Proposal 2. The Option holders have indicated that they intend to exercise the Options in full if Proposal 2 is approved by shareholders.

         The Company has also received subscription agreements from other accredited investors to purchase an additional 1,750,000 shares as part of the second stage of the Capital Transaction at $1.00 per share, subject to receipt of shareholder approval of this Proposal 2. As consideration for its efforts as placement agent in connection with the sale of such shares and the sale of $250,000 principal amount of the Notes, the Company will issue to Gregory J. Schwartz & Co. ("Schwartz") upon the sale of the shares in the second stage of the Capital Transaction an option to purchase 80,000 shares at $.25 per share and 140,000 shares at $1.00 per share (the "Schwartz Option"). The Schwartz Option expires on June 30, 1999.

NASDAQ VOTING REQUIREMENTS

         The Company's Common Stock is listed on the Nasdaq Stock Market's National Market, the market rules of which (the "Nasdaq Rules") require approval by the Company's shareholders if the Company issues Common Stock (or securities convertible into Common Stock) equal to 20% or more of the voting power outstanding prior to such issuance. If the entire principal amount under the Notes is converted into or paid with Common Stock and shares are issued pursuant to the Schwartz Option and all of the subscription agreements received by the Company as part of the second stage of the Capital Transaction, the Company would issue a total of approximately 7.3 million shares of Common Stock, or approximately 135% of the shares of Common Stock currently outstanding. Accordingly, a vote in favor of Proposal 2 will allow the amounts owed by the Company under the Notes to be satisfied (through payment by the Company or conversion by the holders) with Common Stock, and the Company to issue the shares pursuant to the subscription agreements and the Schwartz Option, without violating Nasdaq Rules. There can be no assurance, however, that the Common Stock will continue to be listed on the Nasdaq National Market and it is possible that the Company may be delisted for failure to comply with other Nasdaq Rules requiring, among other things, a minimum market price, a minimum tangible net worth and a minimum market capitalization.

         The laws of the State of Michigan do not require approval by the Company's shareholders to issue shares pursuant to the Capital Transaction. In addition, under Michigan law, objecting shareholders will have no appraisal, dissenters' or similar rights (i.e., the right to seek a judicial determination of the "fair value" of the Common Stock and to compel the Company to purchase their Common Stock for cash in that amount) with respect to matters presented at the Annual Meeting or otherwise with respect to Proposal 2, nor will the Company voluntarily accord such rights to shareholders. Therefore, approval by the requisite number of shares of the matters presented at the Annual Meeting will bind all shareholders and objecting shareholders will be able to liquidate their Common Stock only by selling it in the market.

USE OF PROCEEDS

         The proceeds from the issuance of the Notes were used as follows:

                  Payment of past due vendor notes                      $350,000
                  Purchase of inventory                                  400,000
                  Payment of other past due trade payables               100,000
                  Additions to working capital                           150,000
                                                                      ----------

                  Total proceeds from Notes                           $1,000,000
                                                                      ----------

         The proceeds from the issuance of shares of Common Stock in the second stage of the Capital Transaction are expected to be used by the Company as follows:

                  Repayment of bank debt                                 600,000
                  Additions to working capital                         2,400,000
                                                                      ----------

                  Total proceeds from second stage                     3,000,000
                                                                      ----------

                  Total from Capital Transaction                      $4,000,000
                                                                      ==========

CHANGE IN BOARD OF DIRECTORS

         Simultaneous with the Company's execution and delivery of the Notes, the Board appointed Stephen E. Globus and James A. Nichols to the Board of Directors to fill the vacancies created by the resignations of Frank Logan and Douglas Juanarena in November 1998. Messrs. Globus and Nichols each purchased Notes with Options and intend to exercise the Options in full if this Proposal 2 is approved by shareholders. See "Certain Considerations" below.

CERTAIN CONSIDERATIONS

         The Conversion Price of the Notes is $.25 and the option exercise price and the sale price pursuant to the subscription agreements received as part of the second stage of the Capital Transaction is $1.00. The closing price of the
Common Stock on the Nasdaq Stock Market as of February 18, 1999 was $    . If
the issuance of the shares expected to be issued in the Capital Transaction occurs, such issuance is likely to have a dilutive effect on the shareholders of the Company.

         Messrs. Globus (including his affiliates), Nichols (including his affiliates) and Mr. Hershey (for the account of J. Eric May, Trustee Under Declaration of Trust) have purchased Notes and Options to purchase shares of Common Stock as follows:

                                            GLOBUS               NICHOLS           HERSHEY/MAY
                                            ------               -------           -----------
Principal Amount of Notes                $  250,000           $  350,000           $  250,000

Shares which may be acquired
upon conversion of Notes
(including interest)                      1,023,333            1,432,667            1,023,333

Options to purchase shares at
$1.00 per shares                            250,000              750,000              250,000

Total shares which may be
acquired in Capital Transaction
                                          1,273,333            2,182,667            1,273,333

Amounts reflected in the table above for Mr. Globus include transactions with Mr. Globus, Mr. Globus' brother and a partnership controlled by Mr. Globus and his brother. Amounts reflected in the table above for Mr. Nichols include the transactions with Mr. Nichols and with an investment club of which Mr. Nichols is a member. Amounts reflected in the table above for Mr. Hershey are all for the account of a trust controlled by Mr. J. Eric May, over which Mr. Hershey may exercise voting and investment power.

         If the shares subject to approval pursuant to this Proposal 2 are issued, the beneficial ownership of the outstanding shares of Common Stock (excluding options and warrants) will change as illustrated in the following table.

                                    Before Issuance of Shares          After Issuance of Shares
                                    -------------------------          ------------------------
                                      Number              %              Number           %
                                      ------              -              ------           -
Hugo E. Braun                             -0-            0.00%                -0-        0.00%
Joseph J. Fitzsimmons                  4,000             0.07%             4,000         0.03%
Matthew S. Galvez                         -0-            0.00%                -0-        0.00%
David P. Gienapp                      34,460             0.64%            34,460         0.27%
Stephen E. Globus                    216,379             4.04%         1,466,379        11.76%
Garnel F. Graber                      16,002             0.30%            16,002         0.13%
Michael L. Hershey (including
  shares of J. Eric May)             496,543             9.28%         1,769,876        13.79%
James A. Nichols                      17,000             0.32%         2,199,667        17.37%
                                   ---------           ------         ----------       ------
All Directors and Current
  Executive Officers as a Group      784,384            14.65%         5,513,717        43.53%

All other shareholders             4,568,832            85.35%         7,152,932        56.47%
                                   ---------           ------         ----------       ------

Total                              5,353,316           100.00%        12,666,649       100.00%
                                   =========           ======         ==========       ======

         If all of the shares subject to approval pursuant to this Proposal are issued, the 5,353,316 shares of Common Stock currently outstanding will represent approximately 42.3% of the 12,666,649 then outstanding shares and Messrs. Nichols, Globus and Hershey together will beneficially own approximately 42.9% of the outstanding Common Stock.

CONSEQUENCES IF PROPOSAL 2 IS NOT APPROVED

         If the shareholders do not approve Proposal 2, the Company is likely to be unable to pay when due the $1 million aggregate principal amount of the Notes and the Company would be in default thereunder. In addition, it would not be able to complete the second stage of the Capital Transaction and acquire the working capital necessary to continue its operations. In such event, the Company is not likely to have sufficient capital to continue operating on a long-term basis and could be forced to curtail or completely cease its operations. The Company could also determine to sell the Company to a third party, liquidate its assets or seek protection under federal bankruptcy laws.

BOARD OF DIRECTORS' RECOMMENDATIONS

         The Board of Directors has reviewed and considered the terms and conditions of the Capital Transaction and believes that approval of Proposal 2 is advisable and in the best interests of the Company and its shareholders. The Board of Directors has approved the issuance of the Capital Transaction and the terms thereof and recommends that the shareholders vote FOR approval of Proposal
2. The Company's directors and executive officers (who hold approximately 14.65% of the outstanding Common Stock as of the Record Date) have indicated that they intend to vote all shares of Common Stock over which they exercise voting power in favor of approval of Proposal 2.

VOTE REQUIRED

         The affirmative vote of a majority of the votes cast at the Annual Meeting, in person or by proxy, on Proposal 2 is required to approve Proposal 2. Consequently, abstentions and broker non-votes will not affect the vote on Proposal 2.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL 2.

                                   PROPOSAL 3
             APPROVAL OF AMENDMENT TO THE ARTICLES OF INCORPORATION
                   TO INCREASE THE NUMBER OF AUTHORIZED SHARES

         The Board of Directors of the Company has approved an amendment to the Company's Articles of Incorporation to increase the number of shares of Common Stock authorized for issuance from 15,000,000 shares to 30,000,000 shares (the "Authorized Shares Amendment"). Proposal 3 is the Board's proposal that the shareholders approve the Authorized Shares Amendment. The Board of Directors recommends a vote FOR Proposal 3.

         The Authorized Shares Amendment would amend and restate the first sentence of Article III of the Company's Articles of Incorporation to read as follows:

         The total authorized capital stock is:
         1.       Common Stock:     30,000,000 shares.

The remainder of Article III would remain unchanged.

         On February 18, 1999, of the 15 million shares authorized, there were 5,353,316 shares issued and outstanding and a total of 8,630,212 reserved for issuance as follows: (i) 7,313,333 shares reserved for issuance pursuant to the Capital Transaction, including the Schwartz Option, and (ii) 1,316,879 shares reserved for issuance pursuant to the Company's current stock option plans and other outstanding warrants and rights to acquire Common Stock from the Company. If Proposal 2 is approved by the shareholders but this Proposal 3 is not approved, the remaining unissued and unreserved shares which are currently authorized, while sufficient to permit the Company to issue shares as contemplated by the Capital Transaction, would not be sufficient in number, in the Board's view, to provide the flexibility necessary for the Company to be able to take advantage of market or acquisition opportunities or to address capital needs without the delay and expense involved in calling a special shareholders meeting to approve an issuance. As a result, the Company's ability to raise additional capital would be severely restricted. Moreover, if Proposals 2 and 5 are approved by the shareholders but this Proposal 3 is not approved, the Company would not have a sufficient number of shares to fully implement the new Long-Term Incentive Plan, severely restricting its ability to attract and retain qualified employees.

         The number of shares authorized in excess of the shares outstanding and the shares reserved for issuance would be available to the Company to be used for general corporate purposes, which include, without limitation, raising additional funds, attracting and retaining qualified personnel and effecting stock splits and acquisitions. Other than the issuance of shares submitted for approval by the shareholders under Proposal 2 and the Long-Term Incentive Plan submitted for approval by the shareholders under Proposal 5, there are no transactions under present review by the Board of Directors which would result in the issuance of the additional authorized shares, although the Company does consider from time to time proposals or transactions involving the issuance of additional shares of Common Stock or instruments convertible into or exercisable for Common Stock. Whether any specific proposed transaction involving the issuance of shares of Common Stock will be submitted for shareholder approval will be determined by applicable law and by the regulations of any securities market or exchange on which the Company's Common Stock is then listed.

         Although the Board of Directors would authorize the issuance of additional shares of Common Stock based on its judgment as to the best interests of the Company and its shareholders, the issuance of additional authorized shares could have the effect of diluting the voting power per share and diluting the book value per share of the outstanding shares of Common Stock. In addition, increasing the authorized shares of Common Stock could, in certain instances, render more difficult or discourage a merger, tender offer, or proxy contest and thus potentially have an "anti-takeover" effect, especially if additional shares of Common Stock were issued in response to a potential takeover. Such an effect could deter certain types of transactions that might be proposed, whether or not such transactions were favored by the majority of the shareholders, and could enhance the ability of officers and directors to retain their positions.

         The additional Common Stock to be authorized by adoption of the Authorized Shares Amendment would have rights identical to the currently outstanding Common Stock of the Company. Holders of Common Stock have no preemptive rights with respect to any shares which may be issued in the future.

         If Proposal 3 is approved, the Company intends to file an amendment to its Articles of Incorporation with the Michigan Department of Consumer and Industry Services, upon which filing the Authorized Shares Amendment will become effective.

         The Company's directors and executive officers (who hold approximately 14.65% of the outstanding shares of Common Stock as of the Record Date) have indicated that they intend to vote all shares of Common Stock over which they exercise voting power in favor of approval of Proposal 3.

         The affirmative vote of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is required to approve Proposal 3. Consequently, abstentions and broker non-votes will have the same effect as a vote against Proposal 3.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL 3.


                                   PROPOSAL 4
                     APPROVAL OF AMENDMENT TO THE COMPANY'S
                            ARTICLES OF INCORPORATION
                      TO DECLASSIFY THE BOARD OF DIRECTORS

         The Board of Directors of the Company has approved, and is proposing that shareholders approve, an amendment to the Company's Articles of Incorporation to eliminate the classification of the Company's Board of Directors and cause each director to stand for election annually (the "Declassification Amendment"). The Board of Directors recommends a vote FOR Proposal 4.

         Article VII of the Restated Articles of Incorporation currently provides that the Board of Directors be divided into three classes as nearly equal in number as possible. Directors of each class serve staggered three-year terms, with the term of office of one class expiring each year, and can be removed only for cause. Article VII may be amended only with the approval of holders of 80% of the shares of Common Stock outstanding and entitled to vote on the election of directors generally. If the Declassification Amendment is approved, the classes and staggered three-year terms of directors would be eliminated, the current term of office of each director will end at the 2000 Annual Meeting (which will be held after the end of the Company's fiscal year ending September 30, 1999) and all directors will thereafter be elected for one-year terms at each annual meeting of shareholders. The Declassification Amendment will also eliminate the restriction on removal of directors and the 80% vote requirement, which are adjuncts to a classified board.

         Proponents of classified boards of directors believe that a classified board helps a board of directors maintain a greater continuity of experience because the majority of directors at any given time will have at least one year of experience with the business affairs and operations of a company. This continuity may assist a company in long-term strategic planning. Additionally, proponents argue that a classified board reduces the possibility of a sudden change in majority control of a board of directors. In the event of a hostile takeover attempt, a classified board may encourage a person seeking control of the Company to initiate arm's length discussions with the Board, which is in a position to negotiate a more favorable transaction for shareholders.

         However, the Board of Directors believes that a classified board of directors limits the ability of shareholders to elect directors and exercise influence over the Company. The election of directors is the primary means for shareholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. In keeping with its goal of ensuring that the Company's corporate governance policies maximize management accountability to shareholders, the Board of Directors has determined that declassifying the Board, so that shareholders have the opportunity each year to register their views on the performance of the Board and management, would better serve the interests of the Company and its shareholders.

         The Declassification Amendment would amend and restate Article VII of the Company's Articles of Incorporation to read as follows:

                  "A. The number of directors constituting the entire Board of Directors shall not be less than three nor more than twelve, the exact number of directors to be fixed from time to time only by a vote of a majority of the Board of Directors.

                  B. During the intervals between annual meetings of shareholders, any vacancy occurring in the Board of Directors caused by resignation, removal, death or other incapacity, and any newly created directorships resulting from an increase in the number of directorships shall be filled by a majority vote of the directors then in office, whether or not a quorum, or, if there are no directors in office, by the shareholders. If the Board of Directors accepts the resignation of any director or officer to take effect at a future time, it shall have the power to elect a successor who shall take office when the resignation becomes effective. Each director chosen to fill a vacancy or chosen to fill a newly created directorship shall take office until the next election and until the election and qualification of his successor, or until his earlier death, resignation or removal."

         Section 506 of the Michigan Business Corporation Act, as amended, requires that a corporation desiring to classify its board of directors must expressly provide for such classification in either its articles of incorporation or its bylaws. The deletion of the provisions of Article VII relating to the classification of the Board is intended to remove any express provision for the classification of the Board, thereby removing the classification of the Board. The Company's bylaws do not expressly provide for classification of the Board.

         If Proposal 4 is approved, the Company intends to file an amendment to its Articles of Incorporation with the Michigan Department of Consumer and Industry Services, upon which filing the Declassification Amendment will become effective.

         The Company's directors and executive officers (who currently hold Common Stock representing approximately 14.65% of the Common Stock) have indicated that they intend to vote all shares of Common Stock over which they exercise voting power as of the close of business on the Record Date in favor of approval of Proposal 4.

         The Articles of Incorporation provide that the affirmative vote of the holders of at least 80% of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is required to approve Proposal 4. Consequently, abstentions and broker non-votes will have the same effect as a vote against Proposal 4.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL 4.


                                   PROPOSAL 5
                      APPROVAL OF THE NEMATRON CORPORATION
                            LONG-TERM INCENTIVE PLAN

         The Board of Directors of the Company has approved, and is proposing that shareholders approve, the Nematron Corporation Long-Term Incentive Plan (the "Plan") and the issuance of shares of Common Stock thereunder. In accordance with the terms of the Plan, approval of Proposal 5 could result in the issuance of up to 1,250,000 shares of Common Stock (subject to adjustment by the Committee to prevent dilution or enlargement of benefits resulting from stock dividends, recapitalizations, mergers and other changes in the Common Stock).

         The Plan is intended to attract and motivate highly qualified individuals to serve as employees of the Company, to align the interests of employees of the Company with the interests of the Company's shareholders and to encourage employees to acquire an ownership interest in the Company. As the Company realizes future business success, the Plan may provide compensation incentives which it cannot presently provide through salary or bonus.
The Board of Directors recommends a vote FOR Proposal 5.

GENERAL DESCRIPTION OF THE PLAN

         The Plan will be administered by the Organization and Compensation Committee of the Company's Board of Directors (the "Committee"), which is comprised of no fewer than two non-employee members of the Company's Board of Directors. The Committee is authorized to administer and interpret the Plan and to adopt such rules and regulations as it determines are appropriate.

         Awards may be made by the Committee to employees of the Company and its subsidiaries as the Committee may select and may be in the form of incentive stock options, non-qualified stock options, restricted stock or performance shares, provided that the Committee may not grant options to any salaried employee during any three year period to purchase more than 500,000 shares. The Company currently has 90 employees. A total of 1,250,000 shares of Common Stock are reserved for issuance under the Plan (subject to adjustment by the Committee to prevent dilution or enlargement of benefits resulting from stock dividends, recapitalizations, mergers and other changes in the Common Stock). There have been no grants or awards under the Plan to date. Shares subject to any unexercised portion of a terminated, forfeited, canceled or expired option granted under the Plan, and shares subject to any terminated, forfeited, canceled or expired portion of a restricted stock grant or performance share award under the Plan may again be used for subsequent grants and awards under the Plan. No award under the Plan may be transferred except by will or the laws of descent and distribution.

STOCK OPTION GRANTS

         Options granted under the Plan may be either incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonqualified stock options. The exercise price of any option granted under the Plan may be no less than the fair market value per share of the Common Stock on the date of grant. The last reported sale price of the Common Stock on February 18, 1999 was $___ per share. Options granted under the Plan become exercisable at such times as the Committee may determine and will generally have a term of ten years unless the Committee determines a shorter term. No incentive stock options may be exercisable after ten years from the date of grant. The aggregate fair market value, determined on the grant date, of the Common Stock with respect to which incentive stock options may first become exercisable for an optionee during any calendar year may not exceed $100,000.

         Payment for shares to be acquired upon exercise of options granted under the Plan may be made in cash, by check, by tendering shares of Common Stock, or, at the discretion of the Committee, an optionee may exercise an option through a cashless exercise procedure whereby the optionee provides an option exercise notice to the Company and simultaneously irrevocably instructs a broker to sell a sufficient number of the shares from the option exercise to pay the option exercise price and accompanying taxes. At the Committee's discretion, shares may be tendered to the Company or the cashless exercise procedure may be used to satisfy tax obligations.

RESTRICTED STOCK GRANTS AND PERFORMANCE SHARE AWARDS

         The Plan authorizes the Committee to grant restricted stock awards pursuant to which shares of Common Stock will be awarded, subject to restrictions on transfer that lapse over a period of time or upon achievement of performance goals, as determined by the Committee. Participants who receive restricted stock grants are entitled to dividend and voting rights on the awarded shares prior to the lapse of restrictions on such awards. The Committee is also authorized to grant performance share awards under the Plan, which are payable at the discretion of the Committee in cash, shares of Common Stock, or a combination of each, upon achievement of performance goals established by the Committee. The terms and conditions of restricted stock and performance share awards, including the acceleration or lapse of any restrictions or conditions of such awards, will be determined by the Committee.

TERMINATION; CHANGE IN CONTROL

         Options which are not yet exercisable, restricted stock which is not yet transferable and performance share awards with respect to which performance goals have not yet been achieved will generally be forfeited if the holder's employment is terminated. The Committee, however, is granted discretion under the Plan to accelerate the exercisability of options and waive the restrictions or conditions applicable to restricted stock or performance share awards and such acceleration and waiver will occur automatically upon a change in control of the Company (as defined in the Plan).

         An option (or portion thereof) which is exercisable at the time of the holder's termination may be exercised after such time to the extent it was exercisable at the time of the holder's termination until such option terminates. Unless the Committee otherwise provides, an exercisable option will terminate at various times after the holder's employment terminates, based upon the reason for the holder's termination. If employment is terminated for any reason other than death, disability or retirement, such option generally will terminate on the earlier of the expiration date of the option or three months after the option holder's termination. If employment terminates because the holder has died or becomes disabled, such option generally will terminate on the earlier of the expiration of the option or one year following the date of the option holder's termination. If employment terminates due to retirement, the option generally will terminate on the earlier of the expiration date of the option or the second anniversary of the option holder's termination.

AMENDMENT AND TERMINATION OF THE PLAN

         The Plan may be terminated or amended at any time by the Board of Directors. No amendment, modification or termination of the Plan may adversely affect any option, restricted stock award or performance share award previously granted under the Plan without the consent of the participant. Unless the Plan is terminated sooner by the Board, no new awards or grants may be authorized under the Plan after January 12, 2009.

FEDERAL INCOME TAX CONSEQUENCES

         Under the Code as now in effect, at the time an incentive stock option ("ISO") is granted or exercised, the optionee will not be deemed to receive any income and the Company will not be entitled to any deduction. However, the difference between the exercise price and the fair market value of the shares of Common Stock on the date of exercise is a tax preference item, which may subject the optionee to the alternative minimum tax in the year of exercise. The holder of an ISO generally will be accorded capital gain or loss treatment on the disposition of Common Stock acquired by exercise of an ISO, provided the disposition occurs more than two years after the date of grant and more than one year after exercise. An optionee who disposes of shares acquired upon exercise of an ISO prior to the expiration of the foregoing holding periods recognizes ordinary income upon the disposition equal to the difference between the exercise price and the lesser of the fair market value of the shares on the date of exercise or the disposition price. Any appreciation above the fair market value of the shares on the exercise date is taxed at capital gains rates. To the extent ordinary income is recognized by the optionee, the Company may deduct a corresponding amount as compensation expense. Payment of the exercise price by surrendering shares of Common Stock generally will not result in the recognition of a capital gain or loss on the shares surrendered.

         Upon the exercise of a nonqualified stock option, an optionee will recognize ordinary income equal to the difference between the exercise price and the fair market value of the Common Stock acquired at the time of exercise and the Company will receive a corresponding deduction. Payment of the exercise price by surrendering shares of Common Stock generally will not result in the recognition of a capital gain or loss on the shares surrendered. When the optionee disposes of the shares acquired by the exercise of the option, any difference from the fair market value of the shares on the date of exercise will be treated as capital gain or loss.

         A participant who receives a restricted stock or performance share award recognizes ordinary income equal to the fair market value of the Common Stock on the date the restrictions lapse or the date of receipt, respectively, and, upon withholding for income and employment taxes, the Company will receive a compensation tax deduction equal to the ordinary income recognized by the participant.

BOARD OF DIRECTORS' RECOMMENDATIONS

         The Board of Directors has reviewed and considered the terms and conditions of the Plan and believes that approval of Proposal 5 is advisable and in the best interests of the Company and its shareholders. The Board of Directors has approved the Plan and the terms thereof and recommends that the shareholders vote FOR approval of Proposal 5. The Company's directors and executive officers (who hold approximately 14.65% of the outstanding Common Stock as of the Record Date) have indicated that they intend to vote all shares of Common Stock over which they exercise voting power in favor of approval of Proposal 5.

VOTE REQUIRED

         The affirmative vote of a majority of the shares of Common Stock voted, in person or by proxy, on Proposal 5 at the Annual Meeting is required to approve Proposal 5. Consequently, abstentions and broker non-votes will have no effect on Proposal 5.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL 5.




                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

         The following table sets forth information as of February 18, 1999 with respect to the beneficial ownership of Common Stock by each nominee, each current director, each executive officer named in the Summary Compensation Table under "Executive Compensation", all current directors and executive officers as a group and all other persons known by the Company to beneficially own more than 5% of its outstanding Common Stock (each, a "5% Owner"). Except as noted below, each shareholder exercises sole voting and investment power with respect to the shares beneficially owned.

Name                                         Number of Shares                 Percent of Class(11)
----                                         ----------------                 --------------------
James A. Nichols                              2,199,667 (1)                         29.19%
Michael L. Hershey                            1,787,540 (2)                         26.90%
J. Eric May, Trustee Under
   Declaration of Trust                       1,744,505 (3)                         26.33%
Stephen E. Globus                             1,489,712 (4)                         22.48%
Frank G. Logan, III                             234,552 (5)                          4.38%
Hugo E. Braun                                   146,893 (6)                          2.67%
David P. Gienapp                                108,460 (7)                          2.00%
Garnel F. Graber                                 64,110 (8)                          1.19%
Joseph J. Fitzsimmons                            20,664 (9)                          0.38%
Matthew S. Galvez                                     0                              0.00%
All Current Directors and Executive
  Officers as Group (9 persons)               5,817,046 (10)                        56.01%

(1)      Mr. Nichols.     The shares represented in the table include (i) 17,000
shares owned outright; (ii) 1,228,000 shares which may be acquired upon conversion of Notes owned by Mr. Nichols; (iii) 204,667 shares which may be acquired upon conversion of Notes owned by an investment club of which Mr. Nichols is a member; and (iv) 750,000 shares which he has the right to acquire upon exercise of the Option granted to him in connection with his acquisition of the Notes. Mr. Nichols business address is 3707 West Maple Road, Bloomfield Hills, MI 48301.

(2)      Mr. Hershey.     The shares represented in the table include (i) the
471,172 shares owned by J. Eric May, Trustee Under Declaration of Trust, over which Mr. Hershey may exercise voting and investment power; (ii) 1,023,333 shares which may be acquired by Mr. May as Trustee upon conversion of Notes;
(iii) 250,000 shares which may be acquired by Mr. May as Trustee upon exercise of the Option granted to him in connection with his acquisition of the Notes;
(iv) 25,371 shares owned outright by Mr. Hershey; and (v) options to purchase 17,664 shares of Common Stock under the Directors Option Plan which are currently exercisable or are exercisable within sixty days. Mr. Hershey's address is c/o Landis Associates, Inc., 400 West Ninth Street, Suite 100, Wilmington, DE 19801.

(3)      Mr. May.         The shares represented in the table include (i)
471,172 shares owned by Mr. J. Eric May, Trustee Under Declaration of Trust, over which Mr. Hershey may exercise voting and investment power; (ii) 1,023,333 shares which may be acquired by Mr. May as Trustee upon conversion of Notes; and
(iii) 250,000 shares which may be acquired by Mr. May as Trustee upon exercise of the Option granted to him in connection with his acquisition of the Notes. Mr. May's address is c/o Wilmington Trust Company, 1100 North Market Street, Wilmington, DE 19890.

(4)      Mr. Globus.      The shares represented in the table include (i) 8,973
shares owned outright by Mr. Globus; (ii) 120,180 shares owned by partnerships over which Mr. Globus exercises voting and investment power; (iii) 87,226 shares owned by certain relatives of Mr. Globus over which Mr. Globus exercises beneficial ownership; (iv) 255,833 shares which may be acquired by Mr. Globus upon conversion of Notes and 62,500 shares which he has the right to acquire upon exercise of the Option granted to him in connection with his acquisition of the Notes; (v) 511,667 shares which may be acquired by a partnership upon conversion of Notes and 125,000 shares which it has the right to acquire upon exercise of the Option granted to it in connection with its acquisition of the Notes, with respect to which shares Mr. Globus will have voting and investment power; and (vi) 255,833 shares which may be acquired by Mr. Globus' brother upon conversion of Notes and 62,500 shares which he has the right to acquire upon exercise of the Option granted to him in connection with his acquisition of the Notes, with respect to which shares Mr. Globus will have beneficial ownership. Mr. Globus' address is 44 West 24th Street, New York, New York 10010.

(5)      Mr. Logan.       The shares represented in the table include (i)
208,588 shares owned outright; (ii) 2,000 shares owned by Mr. Logan's wife; and
(iii) 25,964 shares owned by Mr. Logan as custodian of certain trusts for his children. Mr. Logan has resigned as a director and officer of the Company.

(6)      Mr. Braun.       The shares represented in the table include (i)
options to purchase 15,108 shares under the Directors Stock Option Plan which are currently exercisable or are exercisable within sixty days; and (ii) currently exercisable warrants to purchase 131,785 shares of Common Stock pursuant to a Term Loan and Warrant Purchase Agreement dated November 7, 1995 between the Company and Onset BIDCO, Inc., of which Mr. Braun is an officer, and others. If such warrants were exercised, Mr. Braun would have sole voting rights and shared investment power with respect to the underlying shares.

(7)      Mr. Gienapp.     The shares represented in the table include (i) 34,460
shares owned outright; and (ii) options to purchase 74,000 shares under the 1993 Stock Option Plan which are currently exercisable or are exercisable within sixty days.

(8)      Mr. Graber.      The shares represented in the table include (i) 16,002
shares owned outright; and (ii) options to purchase 48,108 shares of Common Stock under the Directors Stock Option Plan and special option awards which are currently exercisable or are exercisable within sixty days.

(9) Mr. Fitzsimmons. The shares in the table include (i) 4,000 shares of Common Stock owned outright; and (ii) options to purchase 16,664 shares of Common Stock under the Directors Stock Option Plan which are currently exercisable or are exercisable within sixty days.

(10) All Current Directors and Executive Officers as a Group. The shares represented in the table include the shares described in footnotes (1), (2), (4) and (6) through (9).

(11) For purposes of calculating the percentage of Common Stock beneficially owned by each person, the shares issuable upon exercise of options and warrants held by such person and upon conversion of Notes held by such person are considered outstanding and added to the shares of Common Stock actually outstanding.


                             EXECUTIVE COMPENSATION

SUMMARY

         The following table sets forth information concerning the aggregate compensation paid by the Company and its subsidiaries to the Company's former President and Chief Executive Officer, its current

President and Chief Operating Officer and to its Executive Vice President - Finance and Administration, the Company's only other executive officer whose salary and bonus exceeded $100,000 in fiscal 1998 (the "Named Executives"), for the periods indicated.

                                        SUMMARY COMPENSATION TABLE (1)
---------------------------------------------------------------------------------------------------------

                                                                       LONG-TERM
                                       ANNUAL COMPENSATION           COMPENSATION
                                                               -------------------------
                                                                        AWARDS
                                                               -------------------------    ALL OTHER
    NAME AND PRINCIPAL      FISCAL                              SECURITIES UNDERLYING        COMPEN-
         POSITION            YEAR    SALARY ($)    BONUS ($)         OPTIONS (#)         SATION ($) (2)
---------------------------------------------------------------------------------------------------------
Matthew S. Galvez,          1998        $ 13,538   $  -0-                -0-                  $  -0-
President and Chief
Operating Officer (3)
---------------------------------------------------------------------------------------------------------
Frank G. Logan, III,        1998        $165,467   $  -0-                -0-                  $49,226
                            -----------------------------------------------------------------------------
President and Chief         1997        $168,043   $200,000            120,000                $ 5,113
                            -----------------------------------------------------------------------------
Executive Officer(4)        1996        $154,531   $ 25,000             50,000                $ 4,305
---------------------------------------------------------------------------------------------------------

David P. Gienapp,           1998        $110,552   $  -0-                -0-                  $ 3,268
                            -----------------------------------------------------------------------------
VP - Finance and            1997        $103,005   $ 50,000             36,000                $ 5,746
                            -----------------------------------------------------------------------------
Administration              1996        $ 95,384   $ 15,000             20,000                $ 2,286
---------------------------------------------------------------------------------------------------------

(1) The amounts reflected in the table do not include other compensation or personal benefits which did not exceed in the aggregate the lesser of either $50,000 or 10% of the total of annual salary and bonus for the Named Executives.

(2) All Other Compensation shown for Mr. Logan represents (i) amounts paid by the Company for life insurance for Mr. Logan of $1,560, $1,560, and $956 for 1998, 1997 and 1996, respectively, (ii) 401(k) Plan contributions by the Company of $2,666, $3,553, and $3,349 for 1998, 1997 and 1996, respectively and (iii) $45,000 of consulting fees accrued by the Company for the three month period following Mr. Logan's termination as an employee. All Other Compensation shown for Mr. Gienapp represents 401(k) Plan contributions by the Company.

(3) Mr. Galvez was appointed Chief Operating Officer on August 15, 1998 and President on October 1, 1998.

(4) Mr. Logan resigned as President and CEO of the Company effective September 30, 1998.

OPTIONS

         The Named Executives were not granted and did not exercise any options in the year ended September 30, 1998. The following table provides information with respect to unexercised options held by the Named Executives as of September 30, 1998.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

   --------------------------------------------------------------------------------------------------------
                                         NUMBER OF SECURITIES
                                        UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED IN-THE-MONEY
                                        OPTIONS AT FY-END (#)               OPTIONS AT FY-END ($)

                                             EXERCISABLE/                       EXERCISABLE/
                 NAME                       UNEXERCISABLE                       UNEXERCISABLE
   --------------------------------------------------------------------------------------------------------
   Matthew S. Galvez                           -0- / -0-                         $-0- / $-0-
   --------------------------------------------------------------------------------------------------------
   Frank G. Logan, III                     140,000 / 80,000                      $-0- / $-0-
   --------------------------------------------------------------------------------------------------------
   David P. Gienapp                         74,000 / 12,000                      $-0- / $-0-
   --------------------------------------------------------------------------------------------------------

COMPENSATION OF DIRECTORS

         Each director who is not an officer or employee of the Company is eligible to receive for his services as such a fee of $1,000 per meeting attended, $500 for each committee meeting attended, and an additional $250 for each committee meeting attended by the chairman of the committee. Director fees were suspended in April 1998 for the remaining meetings held in fiscal 1998, and will not resume until after the Company returns to profitability. Directors who are officers or employees of the Company receive no additional compensation for their service as a director, although they are reimbursed for their reasonable travel expenses when meetings are held in a location other than the metropolitan area in which they reside.

         In addition, the Company has a 1993 Directors Stock Option Plan (the "Directors Plan"). No grants were made under the Directors Plan in the year ended September 30, 1998.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company leased its two-story office building in Virginia Beach, Virginia, which the Company used for its software development and applied systems businesses, from LPS Management, a partnership of which Mr. Logan is a partner. Mr. Logan is a former director, President and Chief Executive Officer of the Company. Lease payments were $6,994 per month. The lease term extends to February 1999, but the building was vacated by the Company on October 1, 1999 and is now occupied by a company formed by Mr. Logan after his resignation from the Company. Total lease expense for the office building was approximately $82,600 and $79,600 for fiscal 1998 and fiscal 1997, respectively.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Act of 1934 requires all Company executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of their ownership with the Securities and Exchange Commission. Executive officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Specific due dates for these reports have been established and the Company is required to report any delinquent filings and failures to file such reports.

         Based solely on its review of the copies of such reports received by it and written representations of its executive officers and incumbent directors, the Company believes that during the year ended September 30, 1998, all filing requirements under Section 16(a) applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with except that Messrs. Galvez, Globus and Nichols did not file a Form 3 within the prescribed time period.


                                   ACCOUNTANTS

         The accounting firm of Grant Thornton LLP acted as independent accountants to audit the financial statements of the Company and its consolidated subsidiaries as of September 30, 1998 and for the two fiscal years ended September 30, 1998. The Company's Board of Directors, upon the recommendation of the Audit Committee, has selected Grant Thornton LLP as the Company's independent auditors for the fiscal year ending September 30, 1999. Representatives from Grant Thornton LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions. Grant Thornton LLP was appointed in May 1998 and also audited the financial statements of the Company and its consolidated subsidiaries as of September 30, 1997 and for the two fiscal years ended September 30, 1997.

         On April 28, 1998, KPMG Peat Marwick LLP ("KPMG") informed the Audit Committee of the Company that it had resigned as the Company's independent auditors. The Company then began the process of selecting new auditors. The Company placed no limitations on KPMG responding fully to inquiries of the successor accountant. The reports of KPMG on the Company's financial statements for fiscal 1996 and 1997 were withdrawn as of April 28, 1998. Prior to such withdrawal, such reports contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

         In connection with its audits for fiscal 1996 and 1997 and through April 28, 1998, (i) there were no disagreements between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not properly resolved to the satisfaction of KPMG would have caused them to make reference thereto in their report on the financial statements for such fiscal years; and
(ii) there were no reportable events as defined in Regulation S-K Item 304(a)(1)(v), except as follows: As announced on April 28, 1998, the Company identified potential material adjustments to its financial statements for the years ended September 30, 1996 and 1997 relating to one significant contract, and, as a result of the potential adjustments, KPMG advised the Company that its auditors' reports on the Company's consolidated financial statements as of September 30, 1997 and 1996 and for each of the years in the two-year period ended September 30, 1997 should no longer be relied upon. In KPMG's April 28, 1998 letter of resignation, it advised the Audit Committee of the Company that it had concluded that it could no longer rely on management's representations, and that it was unwilling to be associated with the financial statements prepared by management.


                  SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

         Shareholder proposals intended to be presented at the 2000 Annual Meeting of Shareholders which are eligible for inclusion in the Company's Proxy Statement for that meeting under the applicable rules of the Securities and Exchange Commission must be received by the Company not later than October 31, 1999 if they are to be included in the Company's Proxy Statement relating to that meeting. Such proposals should be addressed to the Secretary at the Company's principal executive offices and should satisfy the requirements applicable to shareholder proposals contained in the Company's bylaws.

         In addition to applicable Securities and Exchange Commission rules for submission of shareholder proposals, the Company's bylaws provide that shareholder proposals or nominations must be received by the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's Annual Meeting. If the meeting date has been advanced by more than 30 days or delayed by more than 60 days, then such proposal must be received by the Company not less than 60 days nor more than 90 days before the upcoming Annual Meeting or not later than 10 days after the day of the public announcement of the date of such meeting, in accordance with the procedures set forth in the Company's Bylaws, in order to be brought properly before the Annual Meeting.


By Order of the Board of Directors,


   /S/ DAVID P. GIENAPP
-----------------------------------
David P. Gienapp
Secretary


February 24, 1999
Ann Arbor, Michigan




ALL SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

               THANK YOU FOR YOUR PROMPT ATTENTION TO THIS MATTER.

                                                                      APPENDIX A

                              NEMATRON CORPORATION
                            LONG-TERM INCENTIVE PLAN


                              I. GENERAL PROVISIONS
                                 ------------------

                1.1 PURPOSE. The purpose of the Plan is to promote the best interests of the Corporation and its shareholders by attracting and motivating highly qualified individuals to serve as Employees and to encourage Employees to acquire an ownership interest in the Corporation, thus identifying their interests with those of shareholders and encouraging Employees to make greater efforts on behalf of the Corporation to achieve the Corporation's long-term business plans and objectives.

                1.2 DEFINITIONS. As used in this Plan, the following terms have the meaning described below:

                    (a) "AGREEMENT" means the written agreement that sets forth the terms of a Participant's Option, Restricted Stock grant or Performance Share Award.

                    (b) "BOARD" means the Board of Directors of the Corporation.

                    (c) "CHANGE IN CONTROL" means a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement; provided that, without limitation, a Change in Control shall be deemed to have occurred if (i) any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity (other than a Subsidiary or an employee benefit plan or employee benefit plan trust maintained by the Company or a Subsidiary), or any syndicate or group deemed to be a person under
Section 14(d)(2) of the Exchange Act, is or becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities entitled to vote in the election of directors of the Company, provided that a person shall not be deemed to beneficially own shares solely because such person has the right to vote such shares pursuant to a revocable proxy or proxies given in response to a public solicitation made in accordance with the applicable rules promulgated under the Exchange Act; (ii) consummation of any merger or consolidation with respect to which the Company or any Parent is a constituent corporation (other than a transaction for the purpose of changing the Company's corporate domicile), any liquidation or dissolution of the Company or any sale of all or substantially all of the Company's assets; and (iii) a change in the identity of a majority of the members of the Company's Board of Directors within any twelve-month period, which change or changes are not recommended by the incumbent directors immediately prior to any such change or changes.

                    (d) "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

                    (e) "COMMITTEE" means a committee of two or more directors of the Company, each of whom is a "non-employee director" as defined in Rule 16b-3 of the Exchange Act.

                    (f) "COMMON STOCK" means shares of the Corporation's authorized common stock, no par value.

                    (g) "CORPORATION" means Nematron Corporation, a Michigan corporation.

                    (h) "DIRECTOR" means a member of the Corporation's Board of Directors.

                    (i) "DISABILITY" means total and permanent disability, as defined in Code Section 22(e).

                    (j) "EFFECTIVE DATE" means January 12, 1999.

                    (k) "EMPLOYEE" means a full-time salaried employee of the Corporation or its Subsidiaries, who has an "employment relationship" with the Corporation or its Subsidiaries, as defined in Treasury Regulation 1.421-7(h), and the term "employment" means employment with the Corporation or its subsidiaries.

                    (l) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time and any successor thereto.

                    (m) "EXPIRATION DATE" means the date set forth in the Agreement relating to an Option on which the right to exercise shall expire absent a termination of the Participant's employment. Unless otherwise provided in the Agreement, the Expiration Date for an Option shall be the tenth anniversary of its Grant Date.

                    (n) "FAIR MARKET VALUE" means the average of the high and low sale prices per share of the Common Stock reported in the Wall Street Journal (or if high and low sale prices are not reported, the last sale price reported in the Wall Street Journal or, if the last sale price is not reported, the last bid price per share reported in the Wall Street Journal) for the last preceding day on which the Common Stock was traded prior to the date with respect to which the fair market value is to be determined, as determined by the Committee in its sole discretion.

                    (o) "GRANT DATE" means the date on which the Committee authorizes an individual Option, Restricted Stock grant or Performance Share Award, or such later date as shall be designated by the Committee.

                    (p) "INCENTIVE STOCK OPTION" means an Option that is intended to meet the requirements of Section 422 of the Code.

                    (q) [reserved]

                    (r) "NONQUALIFIED STOCK OPTION" means an Option that is not intended to constitute an Incentive Stock Option.

                    (s) "OPTION" means either an Incentive Stock Option or a Nonqualified Stock Option to purchase Common Stock.

                    (t) "PARTICIPANT" shall have the meaning ascribed in Section
1.4 of the Plan.

                    (u) "PERFORMANCE SHARE AWARD" means an award granted in accordance with Article IV of the Plan.

                    (v) "PLAN" means the Nematron Corporation Long-Term Incentive Plan, the terms of which are set forth herein, and amendments thereto.

                    (w) "RESTRICTION PERIOD" means the period or periods of time during which a Participant's Restricted Stock grant is subject to restrictions on transferability.

                    (x) "RESTRICTED STOCK" means Common Stock that is subject to restrictions on transferability.

                    (y) "RETIREMENT" means retirement at age 65 or older.

                    (z) "RULE 16B-3" means Rule 16b-3 under the Exchange Act, as in effect from time to time.

                    (aa) "SUBSIDIARY" means a corporation defined in Code
Section 424(f).

                1.3 ADMINISTRATION. The Plan shall be administered by the Committee. The Committee shall interpret the Plan, prescribe, amend, and rescind rules and regulations relating to the Plan, and make all other determinations necessary or advisable for its administration. The decision of the Committee on any question concerning the interpretation of the Plan or its administration with respect to any Option, Restricted Stock grant or Performance Share Award granted under the Plan shall be final and binding upon all Participants.

                1.4 PARTICIPANTS. Participants in the Plan shall be such Employees (including Employees who are Directors) as the Committee may select from time to time. The Committee may grant Options, Restricted Stock and Performance Share Awards to an individual upon the condition that the individual become an Employee, provided that the Option, Restricted Stock grant or Performance Share Award shall be deemed to be granted only on the date that the individual becomes an Employee.

                1.5 STOCK. The total number of shares of Common Stock available for grants and awards under the Plan shall not, in the aggregate, exceed 1,250,000 shares of Common Stock, as adjusted from time to time in accordance with Article VI. Shares subject to any unexercised portion of a terminated, forfeited, canceled or expired Option granted hereunder, and shares subject to any terminated, forfeited, canceled or expired portion of a Performance Share Award or Restricted Stock grant made hereunder shall be available for subsequent grants and awards under the Plan.

                1.6 AGREEMENT. No person shall have any rights under any grant or award made pursuant to the Plan unless and until the Corporation and the recipient of the grant or award have executed and delivered an agreement expressly granting or awarding benefits to such person pursuant to the Plan and containing the provisions required under the Plan to be set forth in the Agreement. The terms of the Plan shall govern in the event any provision of any Agreement conflicts with any term in this Plan as constituted on the Grant Date.


                         II. STOCK OPTIONS FOR EMPLOYEES

                2.1 GRANT OF OPTIONS. The Committee, at any time and from time to time, subject to Section 7.7, may grant Options to such Employees and for such number of shares of Common Stock as it shall designate. Any Participant may hold more than one Option under the Plan and any other Plan of the Corporation. The Committee shall determine, in its discretion, subject to the limitations set forth in the Plan, the general terms and conditions of the Option, including, without limitation, the number of shares which the Option entitles the holder to purchase, the exercise price, the time or times during which the Option shall be exercisable and the Expiration Date of the Option, which terms shall be set forth in a Participant's Agreement; provided that, during any three year period, no salaried Employee shall receive Options to purchase more than 500,000 shares of Common Stock. The Committee may designate any Option granted as either an Incentive Stock Option or a Nonqualified Stock Option, or the Committee may designate a portion of an Option as an Incentive Stock Option or a Nonqualified Stock Option.

                2.2 INCENTIVE STOCK OPTIONS. Any Option intended to constitute an Incentive Stock Option shall comply with the requirements of this Section 2.2 in addition to the other requirements of this Article II. No Incentive Stock Option shall be granted with an exercise price below its Fair Market Value on the Grant Date or with an exercise term that extends beyond 10 years from the Grant Date. An Incentive Stock Option shall not be granted to any Participant who owns (within the meaning of Code Section 424(d)) stock of the Corporation possessing more than 10% of the total combined voting power of all classes of stock of the Corporation unless, at the Grant Date, the exercise price for the Option is at least 110% of the Fair Market Value of the shares subject to the Option and the Option, by its terms, is not exercisable more than five years after the Grant Date. The aggregate Fair Market Value of the underlying Common Stock (determined at the Grant Date) as to which Incentive Stock Options granted under the Plan may first be exercised by a Participant in any one calendar year shall not exceed $100,000. To the extent that an Option intended to constitute an Incentive Stock Option shall violate the foregoing $100,000 limitation, the portion of the Option that exceeds the $100,000 limitation shall be deemed to constitute a Nonqualified Stock Option.

                2.3 OPTION PRICE. The Committee shall determine the per share exercise price for each Option granted under the Plan; provided, that the exercise price shall not be less than the Fair Market Value on the Grant Date.

                2.4 PAYMENT FOR OPTION SHARES. The purchase price for shares of Common Stock to be acquired upon exercise of an option granted hereunder shall be paid in full, at the time of exercise, in any of the following ways: (a) in cash, (b) by certified check, bank draft or money order, (c) by tendering to the Company shares of Common Stock then owned by the Participant, duly endorsed for transfer or with duly executed stock power attached, which shares shall be valued at their Fair Market Value as of the date of such exercise and payment or
(d) by delivery to the Company of a properly executed exercise notice, acceptable to the Company, together with irrevocable instructions to the Participant's broker to deliver to the Company a sufficient amount of cash to pay the exercise price and any applicable income and employment withholding taxes, in accordance with a written agreement between the Company and the brokerage firm ("Cashless Exercise") if, at the time of exercise, the Company has entered into such an agreement.

                              III. RESTRICTED STOCK

                3.1 GRANT OF RESTRICTED STOCK. Subject to the terms and conditions of the Plan, the Committee, at any time and from time to time, may grant shares of Restricted Stock under this Plan to such Employees in such amounts as it shall determine.

                3.2 RESTRICTED STOCK AGREEMENT. Each grant of Restricted Stock shall be evidenced by an Agreement that shall specify the terms of the restrictions, including the Restriction Period, the number of shares subject to the grant, and such other provisions, including performance goals, if any, as the Committee may determine.

                3.3 TRANSFERABILITY. Except as provided in this Article III of the Plan, the shares of Restricted Stock granted hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated, hypothecated or encumbered until the termination of the applicable Restriction Period established by the Committee and specified in the Agreement, or upon the earlier satisfaction of other conditions as specified by the Committee in its sole discretion and set forth in such Agreement. The Committee may, but is not required to, specify more than one set of restrictions applicable to a Restriction Period with respect to a Restricted Stock grant. All rights with respect to the Restricted Stock granted to a Participant shall be exercised during a Participant's lifetime only by the Participant or the Participant's legal representative.

                3.4 OTHER RESTRICTIONS. The Committee may impose such other restrictions on any shares of Restricted Stock granted under the Plan as it may deem advisable including, without limitation, restrictions under applicable Federal or State securities laws, and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

                3.5 CERTIFICATE LEGEND. In addition to any legends placed on certificates pursuant to Sections 3.3 and 3.4, each certificate representing shares of Restricted Stock shall bear the following legend:

                The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer set forth in the Nematron Corporation Long-Term Incentive Plan ("Plan"), rules and administrative guidelines adopted pursuant to such
                Plan and a Restricted Stock Agreement dated     ,   . A copy of
                the Plan, such rules and such Restricted Stock Agreement may be obtained from Nematron Corporation.

                3.6 REMOVAL OF RESTRICTIONS. Except as otherwise provided in this Article III of the Plan, and subject to applicable federal and state securities laws, shares covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the Restriction Period. Once the shares are released from the restrictions, the Participant shall be entitled to have the legend required by Section 3.6 of the Plan removed from the certificate representing such shares. The Committee shall have discretion to waive the applicable Restriction Period with respect to all or any part of a Restricted Stock grant.

                3.7 VOTING RIGHTS. During the Restriction Period, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to the Restricted Stock.

                3.8 DIVIDENDS AND OTHER DISTRIBUTIONS. During the Restriction Period, a Participant shall be entitled to receive all dividends and other distributions paid with respect to shares of Restricted Stock. If any dividends or distributions are paid in shares of Common Stock during the Restriction Period, the dividend or other distribution shares shall be subject to the same restrictions on transferability as the shares of Restricted Stock with respect to which they were paid.

                          IV. PERFORMANCE SHARE AWARDS

                4.1 GRANT OF PERFORMANCE SHARE AWARDS. The Committee, at its discretion, may grant Performance Share Awards (including, but not limited to, stock appreciation rights and phantom shares) to Employees and may determine, on an individual or group basis, the performance goals to be attained pursuant to each Performance Share Award.

                4.2 TERMS OF PERFORMANCE SHARE AWARDS. In general, Performance Share Awards shall consist of rights to receive cash, Common Stock or a combination of each, if designated performance goals are achieved. The terms of a Participant's Performance Share Award shall be set forth in the Agreement relating to such Award. Each Agreement shall specify the performance goals applicable to the Participant, the period over which the goals are to be attained, the payment schedule if the goals are attained, and any other terms, conditions and restrictions applicable to an individual Performance Share Award and not inconsistent with the provisions of the Plan. The Committee, at its discretion, may waive all or part of the conditions, goals and restrictions applicable to the receipt of full or partial payment of a Performance Share Award.


                                 V. TERMINATION

                5.1.       OPTIONS.

                The time or times at which an Option shall terminate prior to its Expiration Date shall be determined by the Committee in its discretion and set forth in the Agreement relating to such Option. If a Participant's Agreement does not specify such time or times, the following shall apply:

                           (A) If a Participant's employment is terminated for
any reason prior to the date that an Option or a portion thereof first becomes exercisable, such Option or portion thereof shall terminate and all rights thereunder shall cease.

                           (B) To the extent an Option is exercisable and
unexercised on the date a Participant's employment is terminated

                               (i) for any reason other than death, Disability
or Retirement, the Option shall terminate on the earlier of (A) the Expiration Date of the Option, and (B) three months after the Participant's termination.

                               (ii) because the Participant has died or become
subject to a Disability, the Option shall terminate on the earlier of (A) the Expiration Date of the Option and (B) the first anniversary of the date of such Participant's termination.

                               (iii) due to Retirement, the Option shall
terminate on the earlier of (A) the Expiration Date of the Option, and (B) the second anniversary of such Participant's termination.

                           (c) During the period from the Participant's
termination until the termination of the Option, the Participant, or the person or persons to whom the Option shall have been transferred by will or by the laws of descent and distribution, may exercise the Option only to the extent that such Option was exercisable on the date of the Participant's termination.

                           (d) The Committee may, at any time, accelerate the
right of a Participant to exercise an Option or extend the exercise period of such an Option; provided, that no Option exercise period may be extended beyond the Option's Expiration Date.

                5.2 RESTRICTED STOCK. If a Participant's employment is terminated for any reason, any shares of Common Stock owned by a Participant which were the subject of a Restricted Stock grant under the Plan and at the time of such termination are subject to a Restriction Period shall be forfeited by the Participant to the Corporation upon such termination; provided, that the Committee, in its sole discretion, may waive the restrictions remaining on any or all shares of Restricted Stock as it deems appropriate.

                5.3 PERFORMANCE SHARES. Performance Share Awards shall expire and be forfeited by a Participant upon termination of the Participant's employment for any reason; provided, that the Committee, in its discretion, may waive all or part of the conditions, goals and restrictions applicable to the receipt of full or partial payment of a Performance Share Award.

                5.4 OTHER PROVISIONS. The transfer of an Employee from one corporation to another among the Corporation and any of its Subsidiaries, or a leave of absence under the Corporation's leave policy, shall not be a termination of employment for purposes of the Plan.


                      VI. ADJUSTMENTS AND CHANGE IN CONTROL

                6.1 ADJUSTMENTS. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Corporation, issuance of warrants or other rights to purchase Common Stock or other securities of the Corporation, or other similar corporate transaction or event affects the Common Stock such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (a) the number and type of shares of Common Stock which thereafter may be made the subject of grants and awards under the Plan, (b) the number and type of shares of Common Stock subject to outstanding grants and awards, (c) the exercise price with respect to any Option, or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Option and (d) any performance-related conditions of any outstanding grants and awards based upon the price of Common Stock; provided, in each case, that with respect to Incentive Stock Options no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422 of the Code or any successor provision thereto; and provided further, that any such adjustment shall provide for the elimination of any fractional share which might otherwise become subject to an Option, Restricted Stock grant or Performance Share Award.

                6.2 CHANGE IN CONTROL. Notwithstanding anything contained herein to the contrary, upon a Change in Control, (i) any outstanding Option granted hereunder immediately shall become exercisable in full, regardless of any installment provision applicable to such Option, (ii) the remaining Restriction Period on any Restricted Stock granted hereunder immediately shall lapse and the shares shall become fully transferable, subject to any applicable federal or state securities laws, and (iii) all performance goals and conditions shall be deemed to have been satisfied and all restrictions shall lapse on any outstanding Performance Share Awards, which immediately shall become payable in full.


                               VII. MISCELLANEOUS

                7.1 PARTIAL EXERCISE/FRACTIONAL SHARES. The Committee shall permit, and shall establish procedures for, the partial exercise of Options under the Plan. No fractional shares shall be issued in connection with the exercise of a Performance Share Award; instead, the Fair Market Value of the fractional shares shall be paid in cash, or at the discretion of the Committee, the number of shares shall be rounded down to the nearest whole number of shares and any fractional shares shall be disregarded.

                7.2 RULE 16B-3 REQUIREMENTS. Notwithstanding any other provision of the Plan, the Committee may impose such conditions on the exercise of an Option, or the grant of Restricted Stock or a Performance Share Award (including, without limitation, the right of the Committee to limit the time of exercise to specified periods) as may be required to satisfy the requirements of Rule 16b-3.

                7.3 RIGHTS PRIOR TO ISSUANCE OF SHARES. No Participant shall have any rights as a shareholder with respect to shares covered by an Option, Restricted Stock grant or Performance Share Award until, in the case of an Option, the Option is exercised or, in the case of a Restricted Stock grant or a Performance Share Award, the issuance of a stock certificate for such shares.

                7.4 NON-ASSIGNABILITY. No Option, Restricted Stock grant or Performance Share Award shall be transferable by a Participant except by will or the laws of descent and distribution. During the lifetime of a Participant, an Option shall be exercised only by the Participant. No transfer of an Option, Restricted Stock grant or Performance Share Award by will or the laws of descent and distribution shall be effective to bind the Corporation unless the Corporation shall have been furnished with written notice thereof and a copy of the will or such evidence as the Corporation may deem necessary to establish the validity of the transfer and the acceptance by the transferee of the terms and conditions of the Option, Restricted Stock grant or Performance Share Award.

                7.5.       SECURITIES LAWS.

                           (A) Anything to the contrary herein notwithstanding,
the Corporation's obligation to sell and deliver Common Stock pursuant to the exercise of an Option or deliver Common Stock pursuant to a Restricted Stock grant or Performance Share Award is subject to such compliance with federal and state laws, rules and regulations applying to the authorization, issuance or sale of securities as the Corporation deems necessary or advisable. The Corporation shall not be required to sell and deliver Common Stock unless and until it receives satisfactory assurance that the issuance or transfer of such shares shall not violate any of the provisions of the Securities Act of 1933 or the Exchange Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder or those of the National Association of Securities Dealers, Inc. or any stock exchange on which the Common Stock may be listed, the provisions of any state laws governing the sale of securities, or that there has been compliance with the provisions of such acts, rules, regulations and laws.

                           (B) The Committee may impose such restrictions on any
shares of Common Stock acquired pursuant to the exercise of an Option or the grant of Restricted Stock or a Performance Share Award under the Plan as it may deem advisable, including, without limitation, restrictions (i) under applicable federal securities laws, (ii) required by the Nasdaq Stock Market (including, without limitation, with respect to securities traded on the Nasdaq National Market or the Nasdaq SmallCap Market) or any stock exchange or other recognized trading market upon which such shares of Common Stock are then listed or traded, and (iii) under any blue sky or state securities laws applicable to such shares. No shares shall be issued until counsel for the Corporation has determined that the Corporation has complied with all requirements under appropriate securities laws.

                7.6 WITHHOLDING TAXES. The Corporation shall have the right to withhold from a Participant's compensation or require a Participant to remit sufficient funds to satisfy applicable withholding for income and employment taxes upon the exercise of an Option or the lapse of the Restriction Period on a Restricted Stock grant or the payment of a Performance Share Award. The cashless exercise procedure described in Section 2.4 may be utilized to satisfy the withholding requirements related to the exercise of an Option.

7.7        TERMINATION AND AMENDMENT.

                           (A) The Board may terminate the Plan, or the granting
of Options, Restricted Stock or Performance Share Awards under the Plan, at any time. No new grants or awards shall be made under the Plan after the tenth anniversary date of the Effective Date.

                           (B) The Board may amend or modify the Plan at any
time and from time to time.

                           (C) No amendment, modification, or termination of the
Plan shall adversely affect any Option, Restricted Stock grant or Performance Share Award granted under the Plan without the consent of the Participant holding the Option, Restricted Stock grant or Performance Share Award.

                7.8 EFFECT ON EMPLOYMENT. Neither the adoption of the Plan nor the granting of any Option, Restricted Stock or Performance Share Award pursuant to the Plan shall be deemed to create any right in any individual to be retained or continued as an Employee.

                7.9 USE OF PROCEEDS. The proceeds received from the sale of Common Stock pursuant to the Plan shall be used for general corporate purposes of the Corporation.

                7.10 APPROVAL OF PLAN. The Plan shall be subject to the approval of the holders of at least a majority of the shares of Common Stock of the Corporation present and entitled to vote at a meeting of shareholders of the Corporation held within 12 months after adoption of the Plan by the Board. Any Option, Restricted Stock or Performance Share Award granted under the Plan on or after January 12, 1999 prior to such stockholder approval shall be conditioned upon receipt of such approval and may not be exercised in whole or in part unless the Plan has been approved by the shareholders as provided herein. If not approved by shareholders within 12 months after approval by the Board, the Plan shall be rescinded and any Options, Restricted Stock grants and Performance Share Awards granted under the Plan shall be void retroactive to the Grant Date.


    BOARD APPROVAL:       1/12/99

    STOCKHOLDER APPROVAL:    /  /99
                           -- --

                                                                      APPENDIX B


                                      PROXY
                              NEMATRON CORPORATION

                      THIS PROXY IS SOLICITED ON BEHALF OF
                 THE BOARD OF DIRECTORS OF NEMATRON CORPORATION

         The undersigned hereby constitutes and appoints Matthew S. Galvez and Joseph J. Fitzsimmons, and each of them, attorneys, agents and proxies with power of substitution to vote as designated below all of the shares of Common Stock of Nematron Corporation (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company, to be held at Nematron Corporation, 5840 Interface Drive, Ann Arbor, Michigan on March 30, 1999 at 10:00 a.m., local time, and at any adjournments thereof, upon the matters set forth below, all of which are proposed by the Company.

         This Proxy, when properly executed, will be voted in the manner directed; IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR ELECTION AS DIRECTORS AND FOR EACH PROPOSAL INCLUDED IN THE PROXY STATEMENT DATED FEBRUARY 24, 1999. In their discretion, the persons named herein as proxies are also hereby authorized to vote upon such other matters as may properly come before the meeting, including the election of any person to the Board of Directors where a nominee named in the Proxy Statement dated February 24, 1999 is unable to serve or, for good cause, will not serve.

                         (TO BE SIGNED ON REVERSE SIDE)

1.       Election of Directors:

                [ ] FOR           [ ] WITHHOLD               [ ] FOR ALL EXCEPT

Hugo E. Braun
Matthew S. Galvez

  (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE OF THE INDIVIDUAL NOMINEES, MARK "FOR ALL EXCEPT" AND WRITE THE NAME OF EACH SUCH NOMINEE ON THE LINE BELOW.)

-----------------------------------------------------------------------

2. Approve the potential issuance of approximately 7,313,333 shares of Common Stock pursuant to a capital raising transaction in accordance with Nasdaq rules:

                [ ] FOR           [ ] AGAINST               [ ] ABSTAIN

3. Approve a proposal to amend the Articles of Incorporation to increase the number of authorized shares of Common Stock to 30,000,000:

                [ ] FOR           [ ] AGAINST               [ ] ABSTAIN

4. Approve a proposal to amend the Articles of Incorporation to declassify the Board of Directors and reduce the terms of the directors from three years to one year:

                [ ] FOR           [ ] AGAINST               [ ] ABSTAIN

5.       Approve the Nematron Corporation Long-Term Incentive Plan:

                [ ] FOR           [ ] AGAINST               [ ] ABSTAIN

         The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement dated February 24, 1999 and the 1998 Annual Report to Shareholders and ratifies all that the proxies or either of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.

         Please sign this Proxy exactly as your name(s) appear(s) on this Proxy. If the stock is registered in the names of two or more persons, each must sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should add their titles.

         PLEASE BE SURE TO SIGN AND DATE THIS PROXY IN THE SPACE BELOW.



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